EXHIBIT 10.1

CENTRA SOFTWARE, INC.

AMENDED AND RESTATED SEVERANCE COMPENSATION AND CHANGE OF

CONTROL AGREEMENT

This Amended and Restated Severance Compensation and Change of Control Agreement (the “Agreement”) is made as of the 14th day of February, 2005 by and between Centra Software, Inc., a Delaware corporation (the “Company”), and Stephen A. Johnson of Danvers, Massachusetts (the “Employee”).

WHEREAS, the Employee currently serves as the Chief Financial Officer, Treasurer and Secretary of the Company;

WHEREAS, the Employee and the Company have entered into a Severance Compensation and Change of Control Agreement (the “Original Agreement”) as of the 1st day of July, 2003 and amended on the 3rd day of August, 2004, providing for severance arrangements for the Employee under certain circumstances, and now wish to amend and restate the Original Agreement as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1. “Accrued Base Compensation”: all amounts of compensation for services rendered to the Company that have been earned or accrued through the date of the Employee’s termination of employment but that have not been paid as of such date including (i) Base Salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Employee on behalf of the Company during the period ending on such date, and (iii) vacation pay; provided, however, that Accrued Base Compensation shall not include any amounts described in clause (i) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Employee.

1.2. “Accrued Incentive Compensation” shall mean the quarterly variable bonus amount, as established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), pro rated to the date of termination and payable only if and to the extent that the established targets for the applicable quarter were met.

1.3 “Annual Variable Bonus” shall mean the Employee’s target bonus amount per annum as established by the Compensation Committee of the Company’s Board of Directors.

1.4. “Base Salary” shall mean the Employee’s base compensation per annum as established by the Compensation Committee.

1.5. “Cause” shall mean (i) any act of personal dishonesty committed by the Employee in connection with his responsibilities as an employee or officer of the Company and intended to result in his substantial personal enrichment, (ii) the Employee’s conviction for a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued, intentional failure by the Employee to perform his obligations as an Employee of the Company for thirty (30) days after the Company has delivered to him a written demand for performance which specifically describes the basis for the Company’s belief that he has intentionally failed to perform such obligations.

1.6. “Change of Control” shall mean (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation, or (iii) a change, without the approval of the Board of Directors, of a majority of the Board of Directors.

1.7 “Severance Compensation” shall mean the greater of (i) 100% of the Annual Variable Bonus amount established by the Compensation Committee of the Company’s board of directors for the fiscal year in which termination or Change of Control occurs plus 100% of the Employee’s Base Salary for such fiscal year or (ii) the highest Annual Variable Bonus paid to the Employee for any of the three fiscal years ended prior to the termination date or Change of Control plus the highest Base Salary paid to the Employee for any of the three fiscal years ended prior to the termination date or Change of Control.

2. Payments upon Termination.

2.1. If (a) the Company terminates the Employee’s employment, other than for Cause or upon the Employee’s death, (b) the Employee’s employment is terminated upon a Change of Control, or (c) the Employee voluntarily terminates his employment upon no less than three (3) months’ notice to the Company, on or before March 31, 2005 or (c) the Employee voluntarily terminates his employment upon no less than two (2) months’ notice to the Company after March 31, 2005 and before June 30, 2005, then the Company (A) will pay the Employee an amount equal to his Severance Compensation, in twelve (12) equal monthly installments in arrears, as well as his Accrued Incentive Compensation, if any, which shall be payable together with such monthly installment during the month after his termination in which it is determined that such Accrued Incentive Compensation was earned and is payable pursuant hereto and (B) shall also pay him, on the date of termination, his Accrued Base Compensation as of the termination date.

2.2. The Company’s obligation to make payments pursuant to Section 2.1 shall cease upon the Employee’s material breach of Employee’s “Employee Agreement,” as defined in Section 6 below, if such breach causes or is likely to cause material harm to the Company.

2.3. If the Company terminates the Employee’s employment at any time for Cause, the Company will pay the Employee his Accrued Base Compensation.

2.4. If the Company terminates the Employee’s employment upon the Employee’s death, the Company will pay the Employee’s estate his Accrued Base Compensation plus his Accrued Incentive Compensation (payable as set forth in Section 2.1 above). Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Company shall maintain the benefits that the Employee is receiving as of the termination date and shall take such measures as are permissible under its medical, life, and disability insurance and any other employee benefit plans or programs to continue coverage or reimbursement for the Employee (and the Employee’s family, if applicable) on the same terms (including any required contribution by the Employee) as immediately prior to such termination. Medical coverage under this section shall be effected by the Employee making an election under COBRA. If it is not permissible to continue any such coverage under any such insurance plans, the Company will pay the Employee, as additional severance compensation, such amount, net of state and federal income taxes payable by the Employee with respect thereto, as will be sufficient for the Employee to obtain such insurance coverage on an individual basis, limited to the amount payable based on the assumption that the Employee (and each member of the Employee’s family who is to be covered) is a “standard risk” for insurance purposes. The Employee’s rights under this Section 2.4 shall continue only for so long as the Employee is entitled to receive payments of Severance Compensation under Section 2.1.

2.5. Upon any termination of the Employee’s employment with the Company, other than termination for Cause or by reason of the Employee’s death, notwithstanding any contrary or inconsistent provision of any option granted to the Employee by the Company or of any option plan, each such option shall be exercisable until the first anniversary of such termination or, if earlier, the last day on which such option would have expired had Employee continued to be employed by the Company.

2.6. The Severance Compensation payable to the Employee shall not be reduced by payments received by the Employee from a subsequent employer.

3. Limitation on Benefits. It is the intention of the parties that no payments by the Company to Employee under this Agreement or any other agreement or plan pursuant to which Employee is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to Employee, Employee shall refund such excess payments to the Company with interest thereon at the Applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G the Employee may determine the method of such reduction in his sole discretion.

4. Change of Control; Option Vesting. If a Change of Control occurs while Employee is employed by the Company, then, whether or not Employee is terminated in connection with the Change of Control and notwithstanding any contrary or inconsistent provision of any option granted to the Employee by the Company, the unvested options held by the Employee immediately before such Change of Control shall vest upon such Change of Control.

5. Mutual Release. Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Employee shall execute the Mutual Release attached hereto as Exhibit A. The Company agrees to execute such Mutual Release simultaneously. The Employee’s execution of such Mutual Release shall be a condition precedent to the effectiveness of Section 2.1.

6. Employee Agreement. The Employee agrees that the terms of the Employee’s Invention, Non-Competition and Non-Disclosure Agreement (the “Employee Agreement”) executed in connection with the Original Agreement in the form attached to this Agreement as Exhibit B are incorporated into and made a part of this Agreement and supersede any and all prior agreements and understandings between the Employee and the Company relating to the subject matter of the Employee Agreement.

7. Miscellaneous

7.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party hereby consents to the jurisdiction of such courts.

7.2. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.3. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

7.4. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. The Employee acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement the Employee has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

CENTRA SOFTWARE, INC.

By:	/s/ Paul Gudonis
Paul Gudonis, Chief Executive Officer
duly authorized by the Compensation Committee of the Board of Directors

/s/ Stephen A. Johnson
Stephen A. Johnson